Exhibit 99.1

Revolution Medicines Reports First Quarter 2020 Financial Results and Continued Corporate Progress

Closed Initial Public Offering Raising Gross Proceeds of $273.7 Million

Presented First Evidence of Clinical Activity of SHP2 Inhibitor (RMC-4630) Against KRAS Mutant Lung Cancers

Preclinical Programs Continue to Advance in Support of Monotherapy and Combination Therapy Strategies for RAS Tumors

REDWOOD CITY, CA – May 14, 2020 – Revolution Medicines, Inc. (Nasdaq: RVMD), a clinical-stage oncology company focused on developing targeted therapies to inhibit frontier cancer targets, today announced its financial results for the first quarter ended March 31, 2020, and provided an update on its R&D pipeline and other corporate developments.

Highlights from the Quarter Ended March 31, 2020

“Revolution Medicines achieved important scientific, clinical and operational milestones during this quarter,” said Mark A. Goldsmith, M.D., Ph.D., president, chief executive officer and chairman of Revolution Medicines. “In January, we presented initial data from our ongoing Phase 1 monotherapy trial evaluating our investigational new drug designed to inhibit SHP2, RMC-4630, in patients with KRAS mutant non-small cell lung cancer (NSCLC) at the AACR-IASLC International Joint Conference. The findings represent the first reported evidence of clinical activity against KRAS mutant lung cancers by a SHP2 inhibitor, as well as initial evidence of the potential benefit of an intermittent dosing schedule. Our ongoing Phase 1/2 clinical program evaluating RMC-4630 in a range of tumor types continues to advance and enrollment has been in line with our expectations. We also continued to make progress across our broad preclinical pipeline that supports our strategy to target multiple nodes in the oncogenic RAS pathway and bring forward potential monotherapies and combination treatment regimens. During the period, the company also completed a successful IPO, raising gross proceeds of more than $273 million. Revolution Medicines’ strong balance sheet will support continued development of our promising pipeline on behalf of cancer patients.”

“We acknowledge the severe health and economic impact of the COVID-19 pandemic we are all experiencing and the burden it has placed on our healthcare system and the clinical trial landscape. Early on, Revolution Medicines made appropriate adjustments to our operating approach, and we’ve continued to make progress on both our preclinical and clinical programs. At present, we do not expect material delays in our ongoing clinical trials, but it is reasonable to anticipate that for planned future studies some site initiations may be delayed, and enrollment may be slowed for some period of time. We are continuing to refine our approach as needed to minimize these impacts.”

Scientific and Clinical Highlights

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Revolution Medicines demonstrates first ever clinical activity against KRAS mutant lung cancers with SHP2 inhibitor - In January 2020, at the 6th AACR-IASLC International Joint Conference, the company presented preliminary evidence demonstrating that RMC-4630, the company’s investigational SHP2 inhibitor, showed initial clinical activity in patients with NSCLC bearing KRAS mutations, particularly KRASG12C. Findings also demonstrated the potential benefit of an intermittent RMC-4630 dosing schedule.

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RMC-4630 clinical program continues to advance – Revolution Medicines continues to explore optimal dosing and scheduling of RMC-4630 in both its ongoing Phase 1 monotherapy and Phase 1b/2 combination therapy trials. The company plans to expand its RMC-4630 combination therapy program and is prepared for the initiation of new studies evaluating the compound in combination with Amgen’s investigational KRASG12C(OFF) inhibitor, AMG 510, with the EGFR inhibitor osimertinib (Tagrisso®), and with a PD-1 inhibitor. While the COVID-19 pandemic may indirectly cause some delays in the initiation of new clinical studies, the company currently expects enrollment in these studies to begin in 2020.

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RMC-5552 - IND-enabling work continuing - RMC-5552, the company’s potent and selective inhibitor of mTORC1, continues to advance through investigational new drug (IND)-enabling development. The company remains on track to be IND-ready with this compound by the end of 2020.

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Mutant-selective RAS(ON) inhibitor program advancing; development candidate to be nominated - Revolution Medicines is developing a portfolio of mutant-selective RAS(ON) inhibitors that it believes may be the first potent, selective, cell-active inhibitors of the active, GTP-bound form of RAS, or RAS(ON). The company continues to make significant progress toward optimizing key properties of such inhibitors. In line with previous projections, the company continues to anticipate nomination of its first development candidate from this portfolio in 2020.

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SOS1 inhibitor program advances into lead optimization. Revolution Medicines’ program targeting SOS1, a protein that plays a central role in driving oncogenic signals through the RAS pathway, continues to advance. Our growing collection of potent and selective inhibitors exhibiting attractive preclinical profiles has enabled the program to progress into the lead optimization stage in pursuit of a development candidate.

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Findings recently published in Cancer Research support combination of RMC-4630 with an anti-PD-1 antibody – In a paper published on April 29, 2020, Revolution Medicines researchers described ways in which a SHP2 inhibitor enhances the immune response to tumors, representing a second group of anti-tumor mechanisms beyond its direct effects within cancer cells themselves. The paper also reported deep and durable tumor growth inhibition following combination treatment with a SHP2 inhibitor and anti-PD-1 inhibitor in mouse cancer models, yielding complete tumor regressions and sustained immunological memory.

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Multiple abstracts selected for presentation at upcoming American Association of Cancer Research (AACR) Virtual Annual Meeting II – Revolution Medicines has been notified that four of the company’s submissions have been selected for presentation at the upcoming virtual AACR meeting scheduled to take place in June 2020. Titles and abstracts of these presentations will be disclosed by AACR on May 15, 2020.

•	Anticipated Scientific and Clinical 2020 Milestones

•	Clinical data update from RMC-4630 program

•	Clinical trial initiations:

•	RMC-4630 combination with AMG 510

•	RMC-4630 combination with osimertinib

•	RMC-4630 combination with PD-1 inhibitor

•	Nomination of first development candidate for RAS(ON) inhibitor program

•	RMC-5552 IND-readiness

Corporate Highlights

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Closed initial public offering - In February 2020, Revolution Medicines closed its initial public offering of 16,100,000 shares of common stock, including the exercise in full by the underwriters of their option to purchase an additional 2,100,000 shares of common stock, at a public offering price of $17.00 per share. The gross proceeds from the offering were $273.7 million, before deducting underwriting discounts, commissions and other offering expenses payable by Revolution Medicines.

The company expects to use the net proceeds from this offering to fund the development of its multiple RAS inhibitor programs, including the RAS(ON) portfolio, SOS1 inhibitor program, and 4EBP1/mTORC1 program, and other general corporate purposes, which may include the hiring of additional personnel, capital expenditures and the costs of operating as a public company.

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USPTO grants key RMC-4630 patent – In March 2020, the United States Patent and Trademark Office issued U.S. Patent No. 10,590,090 to the company, providing, in part, composition of matter protection for its SHP2 inhibitors, including RMC-4630.

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Facilities Expansion – To support Revolution Medicines’ expanding operations, the company completed a lease transaction in April 2020 that will provide an additional 19,483 square feet in Redwood City, CA. The company campus now includes two buildings that house office, laboratory and research and development space.

Q1 2020 Financial Highlights

Cash Position: Cash, cash equivalents and marketable securities were $347.9 million as of March 31, 2020, compared to $122.8 million as of December 31, 2019. The increase was primarily due to proceeds from the IPO in February 2020.

Revenue: Total revenue, consisting of revenue from our collaboration agreement with Sanofi, was $11.5 million for the quarter ended March 31, 2020, compared to $13.2 million for the quarter ended March 31, 2019. This decrease was primarily due to lower reimbursed research and development services in the quarter ended March 31, 2020 resulting from lower manufacturing costs. During the quarter ended March 31, 2019, we incurred upfront manufacturing costs related to the supply of RMC-4630 for our clinical trials.

R&D Expenses: Research and development expenses were $27.5 million for the quarter ended March 31, 2020, compared to $21.2 million for the quarter ended March 31, 2019. This increase was primarily due to an increase in research expenses associated with our RAS inhibitor programs.

G&A Expenses: General and administrative expenses were $5.2 million for the quarter ended March 31, 2020, compared to $2.4 million for the quarter ended March 31, 2019. This increase was primarily due to an increase in expenses associated with transitioning to and becoming a public company.

Net Loss: Net loss was $19.5 million for the quarter ended March 31, 2020, compared to net loss of $10.1 million for the quarter ended March 31, 2019.

About Revolution Medicines, Inc.

Revolution Medicines is a clinical-stage oncology company focused on developing novel targeted therapies to inhibit elusive high-value frontier cancer targets within notorious growth and survival pathways, with particular emphasis on RAS and mTOR signaling pathways. The company possesses sophisticated structure-based drug discovery capabilities built upon deep chemical biology and cancer pharmacology know-how and innovative, proprietary technologies that enable the creation of small molecules tailored to unconventional binding sites.

The company’s pipeline includes RMC-4630, a clinical-stage drug candidate, partnered with Sanofi, that is designed to selectively inhibit the activity of SHP2. Additionally, the company is developing a broad portfolio of inhibitors of other key frontier oncology targets within the notorious RAS pathway, as well as the related mTOR signaling cascade. These include inhibitors of multiple mutant RAS proteins and SOS1, as well as RMC-5552, a development candidate within the company’s 4EBP1/mTORC1 program currently in IND-enabling studies.

Tagrisso® is a registered trademark of the AstraZeneca group of companies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding Revolution Medicines’ development plans and timelines, Revolution Medicines’ planned clinical data update in 2020, Revolution Medicines’ plans to initiate clinical trials evaluating RMC-4630 in combination with (i) AMG 510, (ii) osimertinib and (iii) a PD-1 inhibitor, Revolution Medicines’ plan to nominate a development candidate from its RAS(ON) inhibitor program and Revolution Medicines’ plan to be IND-ready with RMC-5552 in 2020. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including Revolution Medicines’ programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Revolution Medicines’ ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of Revolution Medicines’ capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape and the effects on our business of the worldwide COVID-19 pandemic. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2020, and its future periodic reports to be filed with the Securities and Exchange Commission. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contacts:

For Investors:

Vida Strategic Partners

Stephanie Diaz

415-675-7401

sdiaz@vidasp.com

For Media:

Vida Strategic Partners

Tim Brons

415-675-7402

tbrons@vidasp.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Collaboration revenue, related party	$11,546	$13,166

Total revenue	11,546	13,166
Operating expenses:
Research and development	27,457	21,186
General and administrative	5,171	2,416

Total operating expenses	32,628	23,602

Loss from operations	(21,082)	(10,436)
Other income, net:
Interest income	909	335
Interest and other expense	(21)	(30)

Total other income, net	888	305

Loss before income taxes	(20,194)	(10,131)

Benefit from income taxes	675	—

Net loss	$(19,519)	$(10,131)

Redeemable convertible preferred stock dividends - undeclared and cumulative	(2,219)	(2,676)

Net loss attributable to common stockholders	$(21,738)	$(12,807)

Net loss per share attributable to common stockholders - basic and diluted	$(0.74)	$(4.84)

Weighted-average common shares used to compute net loss per share, basic and diluted	29,297,698	2,643,649

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31,	December 31,
	2020	2019
Cash, cash equivalents and marketable securities	$347,948	$122,758
Working capital (1)	320,572	90,929
Total assets	454,341	220,529
Deferred revenue	28,818	31,851
Total liabilities	69,025	67,994
Redeemable convertible preferred stock	—	305,109
Total stockholders’ equity (deficit)	385,316	(152,574)

(1)	Working capital is defined as current assets less current liabilities.